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                                                                    Exhibit 99.2


WAM!NET Contact:
Jason Thunstrom, Corporate Communications Manager
WAM!NET Inc.
651-256-5788
jthunstrom@wamnet.com

             WAM!NET EXTENDS EXPIRATION DATE OF CONSENT SOLICITATION

EAGAN, Minn., July 31, 2000 - WAM!NET Inc., a leading provider of global information technology and digital media solutions, today announced that the Expiration Date of the Consent Solicitation related to the Company's 13-1/4% Senior Discount Notes due 2005, which had been scheduled to expire at 12:00 Noon, New York City time, on Monday, July 30, 2001, has been extended to 12:00 Noon, New York City time, on Tuesday, August 7, 2001.

Requests for assistance in filling out and delivering consents or requests for additional copies of the Consent Solicitation Statement or the consent letter may be directed to the Information and Tabulation Agent, D.F. King & Co., Inc., at 212-269-5500. Deliveries of consents with respect to 13-1/4% Senior Discount Notes should be made prior to the Expiration Date to the Information and Tabulation Agent at 77 Water Street, 20th Floor, New York, NY 10005, Attn:
Edward McCarthy; or may be submitted by facsimile transmission to (212) 952-0137 (facsimile transmissions must be followed by physical delivery prior to the Expiration Date).

About WAM!NET Inc.
------------------
WAM!NET is a global provider of information technology and digital media solutions. WAM!NET's services, which include managed network, data storage, hosting and application services, are delivered in a utility-like model via the company's highly integrated IT platform, enabling commercial and government customers to access the combination of IT services they need on a subscription or pay-per-use basis. In doing so, customers are united with their community of interest, which collaborates to specify, create, print, store, broadcast and distribute content within WAM!NET's online, secure digital environment.

Headquartered in Eagan, Minnesota, WAM!NET commenced operations in 1995. The company has more than 17,800 corporate end users of its e-services worldwide. WAM!NET services are available throughout North America, Europe, Singapore, Japan and Australia. For information on the company, call 800-611-9006, or visit WAM!NET's Website at www.wamnet.com.

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Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are described in WAM!NET's and Winstar's SEC reports and other filings.

WAM!NET is a registered trademark of WAM!NET Inc. All other trademarks and registered trademarks are the property of their respective owners.